Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF CLASS B CONVERTIBLE PREFERRED STOCK

OF

LIMITLESS X HOLDINGS INC.

(Pursuant to Sections 103 and 151(g) of the General Corporation Law of the State of Delaware)

Limitless X Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Company”), DOES HEREBY CERTIFY as follows:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 31, 2022, as amended (the “A&R Certificate”) authorizes the Company to issue 30,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series, and vests in the Board of Directors of the Company (the “Board”) the authority to fix the number of shares and the rights and preferences of each series. Article IV further provides that, “unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding”.

2. On October 23, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Class B Convertible Preferred Stock (as amended, including by the Certificates of Amendment thereto filed with the Secretary of State of the State of Delaware, the “Class B Certificate of Designation”), which currently designates 11,000,000 shares of Preferred Stock as Class B Convertible Preferred Stock (the “Class B Convertible Preferred Stock”).

3. The resolution establishing the Class B Convertible Preferred Stock does not provide otherwise than as set forth in Article IV of the A&R Certificate, and the number of shares of Class B Convertible Preferred Stock outstanding as of the date hereof is 1,081,356, which does not exceed the reduced number of shares of Class B Convertible Preferred Stock set forth below.

4. Pursuant to the authority granted to it under Article IV of the A&R Certificate and in accordance with Section 151(g) of the DGCL, the Board, by unanimous written consent dated October 13, 2026, duly adopted resolutions approving the amendment of the Class B Certificate of Designation set forth below (the “Amendment”).

5. The Board determined that the decrease affects only authorized but unissued shares, does not alter the rights, preferences or privileges of the outstanding Class B shares, and is not adverse to the Class B; accordingly no consent of the Class B holders under Section 4(a) is required.

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6. Section 1 of the Class B Certificate of Designation is hereby amended by deleting the number “11,000,000” and replacing it with the number “1,500,000”, such that the number of shares of Preferred Stock designated as Class B Convertible Preferred Stock shall be one million five hundred thousand (1,500,000) shares. Section 1 of the Class B Certificate of Designation, as so amended, reads in its entirety as follows:

“Section 1. Designation and Amount. The shares of the Class of Convertible Preferred Stock hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class B Convertible Preferred Stock (the “Class B Convertible Preferred Stock”) and the number of shares constituting the Class B Convertible Preferred Stock shall be 1,500,000.”

7. The 9,500,000 shares of Preferred Stock by which the number of shares of Class B Convertible Preferred Stock is decreased pursuant to this Certificate of Amendment shall resume the status of authorized but unissued and undesignated shares of Preferred Stock.

8. Except as expressly set forth herein, the Class B Certificate of Designation remains unchanged and in full force and effect.

9. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on October 19, 2026.

LIMITLESS X HOLDINGS INC.

By:	/s/ Jaspreet Mathur
Name:	Jaspreet Mathur
Title:	Chief Executive Officer

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